Separation Agreement and Release

This document is a Separation Agreement and Release (this “Release Agreement”) and is between Ferro Corporation (“Ferro”) and Sallie Bailey (“Ms. Bailey”).

For good and valuable consideration, and intending to be legally bound, Ferro and Ms. Bailey hereby agree as follows:

1. Separation from Employment

A.	Ferro has employed Ms. Bailey since January 2, 2007.

B.	Ms. Bailey and Ferro signed a confidentiality agreement (the “Confidentiality Agreement”) dated January 2, 2007.

C.	Ferro and Ms. Bailey signed a Change in Control Agreement effective as of January 1, 2009 (the “Change in Control Agreement”).

D.	Ms. Bailey has served as Chief Financial Officer for Ferro.

E.	Ms. Bailey’s employment relationship with Ferro has ended as of July 2, 2010 (the “Separation Date”) and Ms. Bailey has no other service relationships with Ferro as of that date, so the Separation Date is also the date of “separation from service” for purposes of Section 409A of the Internal Revenue Code.

2. Normal Package and Other Matters

A.	Regardless of whether Ms. Bailey signs this Release Agreement, Ms. Bailey will be paid for time worked through the Separation Date and will be entitled to receive a payment equal to the value of current year accrued but unused vacation.

B.	Regardless of whether Ms. Bailey signs this Release Agreement, Ms. Bailey will be permitted to extend existing medical, dental, and vision insurance coverage, if any, at her own expense, consistent with federal COBRA law and any applicable state laws.

C.	Regardless of whether Ms. Bailey signs this Release Agreement, Ms. Bailey will be entitled to exercise any stock options awarded to her by Ferro (that have vested as of the Separation Date) at any time up to and including October 2, 2010. After October 2, 2010, Ms. Bailey will not be entitled to exercise any further Ferro stock options. Any stock options that did not vest as of the Separation Date will be forfeited as of the Separation Date.

D.	Regardless of whether Ms. Bailey signs this Release Agreement, in accordance with the terms of Performance Share Awards and Restricted Share Awards under the 2006 Long-Term Incentive Compensation Plan, any Performance Shares or Restricted Shares awarded to Ms. Bailey that have not yet vested will be forfeited as of the Separation Date.

E.	Regardless of whether Ms. Bailey signs this Release Agreement, Ms. Bailey’s rights with respect to any benefits payable under the Ferro Corporation Savings and Stock Ownership Plan and the Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees shall be governed by the terms and conditions of such plans.

F.	If Ms. Bailey does not sign this Agreement, she shall not be eligible to receive any payment for 2010 or 2011 under the terms of Ferro’s annual incentive plan.

3.	Enhanced Package

In consideration of the agreements and promises made by Ms. Bailey in this Release Agreement, Ferro is prepared to provide Ms. Bailey with, and Ms. Bailey hereby elects to receive, the following enhanced separation pay and benefits (the “Enhanced Package”) in addition to the benefits described in paragraph 2 above and subject to the terms and conditions of this Release Agreement:

A. Severance Payments

Ferro will pay Ms. Bailey the following:

(1) A severance payment totaling Five Hundred Seventy-Seven Thousand Five Hundred Dollars ($577,500), which is equivalent to eighteen (18) months of Ms. Bailey’s current base salary; and

(2) A payment of Three Hundred Forty-Six Thousand Five Hundred Dollars ($346,500), which is equivalent to one and one-half (1.5) times the annual incentive that Ms. Bailey would have earned under Ferro’s annual incentive plan for 2010, assuming that performance had been attained at the “target” level as based on a percentage of Ms. Bailey’s current base salary; and

(3) A pro rata payment equal to the annual incentive (if any) that Ms. Bailey would have earned under Ferro’s annual incentive plan for 2010 if she was employed by Ferro on the last day of 2010, based on the actual level of performance attained for 2010 and prorated by multiplying this amount by a fraction, the numerator of which is equal to the number of days which have elapsed in 2010 through the Separation Date and the denominator of which is 365. For purposes of calculating such payment, personal performance under the annual incentive plan shall be deemed to have been at target.

B.	Continuation of Benefits

To the extent that Ms. Bailey is enrolled in Ferro’s medical, dental and/or vision plan as of the Separation Date, Ms. Bailey and her spouse and dependents (if likewise so-enrolled as of the Separation Date) will continue to participate in those plans (whichever applicable) in accordance with the terms of such plans as they may be amended from time to time, at the same cost to Ms. Bailey as would be incurred by similarly situated active employees (which may change from time-to-time) until (i) the date Ms. Bailey becomes eligible for any medical, dental, or vision coverage provided by another employer of Ms. Bailey or, if earlier, (ii) eighteen (18) months following the Separation Date (the parties agree that the COBRA continuation period shall not begin until after the expiration of the periods set forth herein). The monthly premiums for participation in such plans for the period through December 2010 shall be deducted by the Company from the initial Severance Payment provided for under this Agreement and for subsequent periods, as applicable, shall be invoiced by the Company to Ms. Bailey at the end of each calendar quarter.

C. Outplacement Services

Ferro shall make available to Ms. Bailey reasonable outplacement services by a firm selected by Ferro and acceptable to Ms. Bailey, at Ferro’s expense, in an amount not to exceed $10,000, for a period lasting not longer than one (1) year after the Separation Date.

D.	Form and Timing of Payments

The timing of all payments to Ms. Bailey under this Agreement shall be made in a manner that complies with Section 409A of the Internal Revenue Code, as amended, and shall be made as follows:

(i)	The Severance Payments under paragraphs 3(A)(1) and 3(A)(2) shall be payable in two installments. First, a lump sum total of Four Hundred Ninety Thousand Dollars ($490,000) shall be paid within 30 days after the Effective Date of this Agreement. Second, the balance of money payable to Ms. Bailey under paragraphs 3(A)(1) and 3(A)(2) shall be paid within 30 days after the first day of the seventh month following the Effective Date.

(ii)	The payment described in paragraph 3(A)(3) shall be payable to Ms. Bailey on (a) the date that currently employed executives of Ferro receive their annual incentive payment for 2010, or (b) within 30 days after the first day of the seventh month following the Effective Date, whichever occurs later.

(iii)	Other than the initial lump sum of Four Hundred Ninety Thousand Dollars ($490,000) described above in paragraph 3(D)(i), no payment of any kind that would be considered deferred compensation subject to Section 409A of the Internal Revenue Code shall be payable to Ms. Bailey before the first day of the seventh month after the Effective Date. If any portion of this Agreement is deemed to be inconsistent with this paragraph 3(D)(iii), then this paragraph 3(D)(iii) shall prevail.

4.	Confidentiality, Nondisparagement, Noncompetition, and Nonsolicitation

In consideration of the Enhanced Package, Ms. Bailey promises that:

A.	For the period beginning on the date Ms. Bailey signs this Release Agreement and ending eighteen (18) months later, Ms. Bailey will not use or disclose to any persons any proprietary or confidential business information or trade secrets concerning Ferro or any of its affiliated companies, obtained or which came to Ms. Bailey’s attention during the course of her employment with Ferro.

B.	For the period beginning on the date Ms. Bailey signs this Release Agreement and ending eighteen (18) months later, Ms. Bailey will not make any statements or disclose any information concerning Ferro, its directors, officers, management, staff, employees, representatives, or agents (collectively, “Ferro or its management”), which are likely to disparage Ferro or its management, which are likely to damage the reputation or business prospects of Ferro or its management, or which are likely to interfere in any way with the business relations Ferro has with its customers (including potential customers), suppliers, alliance partners, employees, investors, or shareholders.

C.	For the period beginning on the date Ms. Bailey signs this Release Agreement and ending eighteen (18) months later, Ms. Bailey will not, directly or indirectly, engage in, or assist or have an ownership interest of greater than 1% in, or act as an employee, agent, advisor or consultant of, for, or to any person, firm, partnership, corporation or other entity that is engaged in, the manufacture or sale of products that directly compete with Ferro products that were Ferro products as of Ms. Bailey’s Separation Date; provided, however, that Ms. Bailey shall not be precluded from being engaged or employed by such a person, firm, partnership, corporation or other entity if her responsibilities in such engagement or employment do not relate to the manufacture or sale of products that directly compete with such Ferro products. If Ms. Bailey is offered a position that, if accepted, might be construed as a breach of this paragraph, Ms. Bailey may submit to Ferro information sufficient to allow Ferro to assess the position and make a determination whether to agree to a limited one-time waiver of the provisions of this paragraph 4C. If Ferro grants such a waiver, the terms and conditions of the waiver shall be determined by Ferro and shall be set forth by Ferro in writing, signed by Ferro’s Chief Executive Officer. There shall be no oral waivers of this paragraph 4C.

D.	For the period beginning on the date Ms. Bailey signs this Release Agreement and ending eighteen (18) months later, Ms. Bailey will not, directly or indirectly, attempt in any way to induce any employee of Ferro or any customer of Ferro to cease employment or cease doing business with Ferro or to commence employment or commence business relations with any competitor of Ferro; and, during the same period, Ms. Bailey shall not hire or in any way support or encourage any organization by which she is employed to hire any then-current Ferro employee at any place of employment other than Ferro.

E.	Ms. Bailey represents and warrants that, from the Separation Date through the date she signed this Release Agreement, she has not engaged in any activity inconsistent with the requirements of paragraph 4.

In addition, Ms. Bailey hereby reaffirms the commitments made to Ferro in the Confidentiality Agreement, which are in no way diminished or overridden by the restrictions set forth in this paragraph 4. This paragraph 4 is not intended to reduce any of the obligations that the law may impose on former employees, such as any legal obligation not to disclose trade secrets or other types of confidential information.

5. Waiver

Ms. Bailey acknowledges that Ferro is providing the Enhanced Package in lieu of all other benefits to which she is or may be entitled arising out of the ending of her employment with Ferro. Ms. Bailey hereby waives any and all rights to any other severance benefits offered to Ferro employees and any other right or benefit under any agreement, understanding, or promise, whether written or oral, between Ms. Bailey and Ferro (or any of the Released Parties, as defined below). This waiver does not affect Ms. Bailey’s right to continuation of coverage under Ferro’s health insurance plans at her own expense pursuant to any rights Ms. Bailey may have under federal COBRA law or any applicable state law.

6. Release

In consideration of the Enhanced Package, Ms. Bailey hereby releases Ferro Corporation and all of Ferro Corporation’s predecessors, successors, assigns, acquirers, parents, direct and indirect subsidiaries, affiliates, and all such entities’ officers, directors, agents, representatives, partners, shareholders, fiduciaries, insurers, attorneys, and employees (both current and former) (all released entities are collectively referred to as the “Released Parties”) from any and all claims, demands, actions, causes of action, suits, damages, losses, costs, interest, attorneys’ fees, and expenses, known or unknown, which Ms. Bailey has or may claim to have against any of the foregoing arising from or relating to her employment or the ending of her employment with Ferro.

Ms. Bailey acknowledges that the foregoing release includes (but is not limited to) all claims arising under federal, state, or local law in the United States prohibiting employment discrimination or retaliation, including, without limitation, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, 42 U.S.C. §1981, the Vietnam Era Veterans Readjustment Assistance Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, Chapters 4112 and 4113 of the Ohio Revised Code, including all amendments to all such laws, and all claims under any other federal or state laws, local ordinances or common law and other laws restricting an employer’s right to terminate the employment relationship. Ms. Bailey further acknowledges that such release includes (but is not limited to) any claims she may have under any internal grievance procedure at Ferro.

Ms. Bailey agrees not to assert any such claims, demands, actions, or causes of action in any court of law or other judicial or arbitral forum.

The foregoing release does not waive rights or claims that may arise after the date this Release Agreement is executed or any rights or claims for indemnification that Ms. Bailey may have under Ferro’s charter or by-laws or Ohio law or under any director or officer liability insurance, professional liability insurance, general liability insurance or similar insurance policies. Ms. Bailey agrees that she will neither seek nor accept, from any source whatsoever, any further benefit, payment, or other consideration relating to any rights or claims that have been released in this Release Agreement.

7. Voluntary Election

Ms. Bailey acknowledges that:

A.	The only consideration being given for signing this Release Agreement is set forth herein. In exchange for signing this Release Agreement, Ms. Bailey is being provided consideration to which she would not otherwise be entitled.

B.	No other promises or agreements have been made to or with Ms. Bailey by any person or entity to induce Ms. Bailey to sign this Release Agreement.

C.	Ms. Bailey has been given twenty-one (21) calendar days to consider the effect of this Release Agreement, including the release contained above, before signing this Release Agreement. By signing below, Ms. Bailey expressly acknowledges that she has been afforded the opportunity to take twenty-one (21) calendar days to consider this Release Agreement and that her execution of this document is with full knowledge of the consequences thereof and is of her own free will.

D.	Ms. Bailey is encouraged to discuss this Release Agreement and any matters related to the ending of her employment with an attorney of her own choosing. Ms. Bailey acknowledges that, before signing, she has had sufficient opportunity to do so.

E.	Ms. Bailey may revoke this Release Agreement during the seven-day period beginning immediately after she signs this Release Agreement. Such revocation must be made in writing delivered to Ferro at the address listed below before the end of the seven-day period:

Ferro Corporation

1000 Lakeside Avenue
Cleveland, Ohio 44114

Attention: General Counsel

The “Effective Date” of this Release Agreement will be the day after the seven-day revocation period has expired. This Release Agreement will be neither effective nor enforceable before the Effective Date. If timely revoked, all portions of this Release Agreement will be void.

8.	Return of Company Property

Ms. Bailey represents that she has (a) returned to Ferro all company property in her possession, custody, or control, including but not limited to all paper documents, electronic documents, physical property, or other materials; and (b) deleted all copies she has of any electronic records or documents of Ferro and agrees that she will not, at any time in the future, seek to recover or permit recovery of any such deleted files unless required by law. Ms. Bailey certifies that, except in the appropriate performance of her duties as Chief Financial Officer of the Company, she has not disclosed any Ferro proprietary, confidential, or trade secret information to anyone outside of Ferro and that she will not do so. If Ms. Bailey has any questions about the scope or applicability of this paragraph, she agrees to contact the General Counsel’s office at Ferro.

9. Withholding

All payments and all dollar amounts referenced in this Agreement are described in gross, but shall be subject to withholding, deductions and contributions as required by law.

10. Executive Availability

After the Separation Date, Ms. Bailey shall provide reasonable assistance and cooperation to Ferro (or its affiliates or subsidiaries) concerning business or legal related matters about which Ms. Bailey possesses relevant knowledge or information. Such cooperation will be provided only at Ferro’s specific request and will include, but not be limited to, assisting or advising Ferro (or its subsidiaries or affiliates) with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials) . Ms. Bailey will be reimbursed for the reasonable costs of providing assistance and cooperation, including, without limitation, reasonable travel and lodging expenses.

11. Termination of Change in Control Agreement

In accordance with the provisions of the Change in Control Agreement, the “Term” of the Change in Control Agreement (as defined therein) expires immediately upon Ms. Bailey’s Separation Date.

12. Governing Law

This Release Agreement will be governed by the internal substantive laws of the State of Ohio.

13. Breach

Ferro’s obligation to provide separation pay and benefits under this Agreement will cease immediately if Ms. Bailey fails to comply with any of her obligations under this Agreement, and Ms. Bailey will be required to return to Ferro (with ten (10) days after request by Ferro) any amounts that Ferro has paid to Ms. Bailey under this Agreement other than the payments described in paragraph 2.

Unless there is a risk of imminent harm to Ferro, Ferro will provide Ms. Bailey with at least ten (10) days written notice of any alleged violation or breach of the agreement, so that she may respond to the allegations or cure the failure to comply prior to Ferro ceasing any payments or benefits, requesting return of any payments, or taking any legal action under this agreement.

Each party will bear its own costs to resolve any dispute arising under this Agreement; provided, however, that in the event that Ms. Bailey is determined to be the prevailing party in such dispute pursuant to a final nonappealable order or in a binding arbitration, Ferro will reimburse Ms. Bailey for the reasonable costs incurred to enforce this Agreement, including, without limitation, reasonable attorneys’ fees.

14. Entire Agreement

This Release Agreement, together with the Confidentiality Agreement, contains the entire agreement between the parties hereto and replaces any prior agreements, contracts and/or promises, whether written or oral, with respect to the subject matters included herein. For the avoidance of doubt, paragraph 11 of the Confidentiality Agreement referred to in paragraph 1 above shall be deemed superseded by this Release Agreement. This Release Agreement may not be changed orally, but only in writing, signed by each of the parties hereto.

15. Invalidity

The parties to this Release Agreement agree that the invalidity or unenforceability of anyone provision or part of this Release Agreement will not render any other provision(s) or parties) hereof invalid or unenforceable and that the other provision(s) or parties) will remain in full force and effect.

By signing this Release Agreement, Ms. Bailey affirms that she has read this Release Agreement carefully, that she knows and understands its contents, that she is signing this Release Agreement voluntarily, and that signing this Release Agreement is her own free act and deed.

To evidence their agreement and intention to be bound legally by this document, Sallie Bailey and Ferro Corporation have signed and dated this Separation Agreement and Release.

Ferro Corporation

/s/Sallie B. Bailey—	By:/s/James F. Kirsh

Sallie Bailey	James F. Kirsch

Chairman, President & Chief Executive Officer

Date: July 14, 2010 Date: July 14, 2010